                                                                   EXHIBIT 10.15



                              SETTLEMENT AGREEMENT


     This is a Settlement Agreement entered into March 7, 2000 (the "Effective Date") by and between:

     Scriptgen Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 610 Lincoln Street, Waltham, MA 02451 ("Scriptgen"); and

     3-Dimensional Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 665 Stockton Drive, Exton, PA 19341 ("3DP").

     WHEREAS, Scriptgen is the owner of U.S. Patent 5,585,277 ("the `277 patent'"), and U.S. Patent No. 5,679,582 ("the `582 patent'");

     WHEREAS on October 13, 1998, Scriptgen filed an action in the United States District Court for the District of Delaware, captioned Scriptgen Pharmaceuticals, Inc. v. 3-Dimensional Pharmaceuticals, Inc., Civil Action No. 98-583-GMS, in which Scriptgen has asserted claims against 3DP for infringement of the `277 patent and the `582 patent and 3DP has asserted defenses and counterclaims against Scriptgen including the non-infringement, invalidity, and unenforceability of the `277 patent and the `582 patent ("the Action"); and

     WHEREAS Scriptgen and 3DP desire to settle all claims that have been raised in the Action and wish to avoid any further controversy between them as set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants and undertakings of the parties, Scriptgen and 3DP agree as follows:

1.   DEFINITIONS

1.1 "Affiliate" shall mean an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, 3DP or Scriptgen, as applicable; provided further that "control(s)(led)" as used in this Section shall mean ownership by a third party, not including a venture capital fund or group of venture capital funds, of at least fifty percent (50%) of the equity capital of such entity.

1.2 "Atlas Technology" shall mean the methods and processes generally disclosed in the specifications and claims of the `277 patent, the `582 patent and/or Scriptgen International Application No. PCT/US96/19698.

1.3 "Calendar Quarter" shall mean each three month period, or any portion thereof, ending on March 31, June 30, September 30 and December 31.

1.4 "Development Compound" shall mean a compound that has entered pre-clinical regulatory drug safety studies conducted under good laboratory practice
     (GLP) guidelines.

1.5 "Hepatitis C Virus Field" shall mean any program(s) whose intent is to discover or develope a drug that exerts a therapeutic effect in Hepatitis C Virus Infection.

1.6 "Infection" shall mean the field of treatment with, research on, and/or development of drugs whose principal aim is to treat or cure infectious disease in humans.
1.7 "Method Claims" shall mean any claim in a patent or application to a process or method and shall not include any claim to a product or apparatus.

1.8 "Net Revenues" shall mean the revenues actually received by a party from the offering or provision of drug screening services or from the sale of drug compounds, after allowing deductions for sales, use and other similar taxes (excluding taxes based on such party's income or revenues), the legal incidence of which is on such party, returns and other credits.

1.9 "Restriction Period" shall mean the period of time beginning from the Effective Date and ending on the third (3rd) anniversary of the Effective Date.

1.10 "Scriptgen" shall mean Scriptgen Pharmaceuticals, Inc., its present and future Affiliates, and any entity in which Scriptgen Pharmaceuticals, Inc. owns or controls a majority interest.

1.11 "ThermoFluor Deal" shall mean a business arrangement between 3DP and a third party collaborator, for any duration of time, involving the use of 3DP's ThermoFluor(R) Screening Technology at one or more research sites anywhere in the world and operated by 3DP and/or such third party collaborating with 3DP.

1.12 "ThermoFluor Screening Technology" shall mean the methods, processes and apparatus generally disclosed in the specifications and claims of U.S. Patent No. 6,020,141 and/or allowed U.S. Patent Application Serial no. 08/853,459.

1.13 "3DP" shall mean 3-Dimensional Pharmaceuticals, Inc., its present and future Affiliates, and any entity in which 3-Dimensional Pharmaceuticals, Inc. owns or controls a majority interest.

1.14 "3DP Internal Program(s)" shall mean drug discovery and/or development program(s) in any therapeutic field conducted for and by 3DP on-site at a 3DP facility.

2.   FINANCIAL PAYMENT AND RELEASE

2.1  [**]

2.2 Each payment shall be by wire transfer to [**]. A letter confirming the transfer shall be delivered to Scriptgen's counsel, DARBY & DARBY, PC, 805 Third Avenue, New York, NY 10022, by overnight courier.


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

2.3 Upon full execution of this Agreement by the parties and receipt by Scriptgen of the initial non-refundable payment specified in Section 2.1(a) above, Scriptgen for itself and for its shareholders, officers, directors, agents, representatives and all persons and entities claiming under or through it, releases 3DP, and its shareholders, employees, agents, officers, directors, representatives, customers, suppliers, manufacturers, partners and distributors, from any and all claims of infringement of the `277 patent and the `582 patent, and from all injuries and damages which may have resulted therefrom, whether now known, unforeseen, unanticipated or latent which Scriptgen ever had, now has, or hereafter can, shall or may have, by reason of any act, omission or occurrence prior to the Effective Date.

2.4 3DP, for itself and for its shareholders, officers, directors, agents, representatives and all persons and entities claiming under or through it, releases Scriptgen and its shareholders, employees, agents, officers, directors, representatives, customers, suppliers, manufacturers, partners and distributors, from any and all claims of any kind and from all injuries and damages which may have resulted therefrom, whether now known, unforeseen, unanticipated or latent which 3DP ever had, now has, or hereafter can, shall or may have, by reason of any act, omission or occurrence prior to the Effective Date with respect to the subject matter of the Action.

2.5 The parties will direct their attorneys to sign the Stipulated Order of Dismissal attached hereto as Exhibit A simultaneously with signing this Agreement and to cause their respective attorneys to file the signed Stipulated Order of Dismissal with the Court in the Action within five (5) days after the full execution of this Agreement and the receipt by Scriptgen of the initial non-refundable payment specified in Section 2.1(a) above.

2.6 The parties each agree that within sixty (60) days after entry of the Stipulated Order of Dismissal, they will each return to the other party, in accordance with paragraph sixteen (16) of the Stipulation and Order Governing the Protection and Exchange of Confidential Material in the Action, dated March 23, 1999, or certify the destruction of, all confidential documents that were produced by the other party during the course of the Action.

3.   LICENSE GRANT BY SCRIPTGEN TO 3DP

3.1 In settlement of the Action, Scriptgen hereby grants to 3DP beginning on the Effective Date, and subject to Sections 3.2 through 3.11, a perpetual, non-exclusive, worldwide, fully-paid license, with the right to sub-license, under the `277 patent, the `582 patent, and any patents issuing from Scriptgen International Application No. PCT/US96/19698, any and all continuing applications, divisional applications, continuation-in-part applications, reissues, extensions, renewals and reexaminations thereof, and any U.S. and foreign counterparts thereof. In addition, Scriptgen agrees not to file any future patent infringement actions against 3DP for 3DP's use of ThermoFluor Screening Technology that is consistent with the terms of this Agreement.

3.2 3DP shall not have the right to assign the license granted herein except as part of the sale of its ThermoFluor Screening Technology or business, the sale of substantially all the capital stock or assets of the corporation, or the merger or consolidation of the corporation.

3.3 During the Restriction Period, 3DP shall be permitted to enter into only one (1) ThermoFluor Deal, including the right to sub-license, and including unrestricted sales of ThermoFluor Screening Technology instruments, where the principal focus of such business arrangement is Infection, provided however that such ThermoFluor Deal may not involve the Hepatitis C Virus Field, nor involve more than three (3) other anti-viral targets.

3.4 3DP shall be able to freely secure any partnerships or other business arrangements involving ThermoFluor Screening Technology, except that during the Restriction Period the principal focus may not be Infection and 3DP shall not grant any sublicenses for Infection during the Restriction Period, except as permitted under Sections 3.3 and 3.10 of this Agreement. In the event that a partner or other third party requests that 3DP screen, during the Restriction Period, multiple targets which include Intended Infection targets, 3DP shall inform such party that it cannot screen such Infection targets, but shall disclose that such screening can be conducted by Scriptgen. Scriptgen shall pay to 3DP [**] of all Net Revenues received during the first year of an agreement which demonstrably resulted from such an introduction by 3DP.

3.5 During the Restriction Period, Scriptgen may refer to 3DP any third parties that have requested that Scriptgen screen multiple targets to identify leads or drugs that are effective in any field other than Infection. In such event, 3DP shall pay to Scriptgen [**] of all Net Revenues received during the first year of an agreement which demonstrably resulted from such an introduction by Scriptgen, if such third party or its Affiliates were not previously contacted by 3DP.

3.6 3DP shall be free to use ThermoFluor Screening Technology without restriction in any 3DP Internal Program, except in the Hepatitis C Virus Field during the Restriction Period, and to license or transfer, in any manner, any compounds discovered or optimized through such use of ThermoFluor Screening Technology. 3DP shall not use ThermoFluor Screening Technology in the Hepatitis C Virus Field during the Restriction Period.

3.7 In the event that 3DP uses ThermoFluor Screening Technology in a 3DP Internal Program that leads to the designation, during the Restriction Period, of a Development Compound that leads to a drug in Infection, 3DP shall pay to Scriptgen a sliding-scale royalty based on 3DP's Net Revenues from the sale of such drug by 3DP, as follows:


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                            Category                                Royalty
                            --------                                -------

All anti-infectives, except anti-virals:

[**]                                                                  [**]

[**]                                                                  [**]

All anti-virals                                                       [**]


Nothing in this Section 3.7 shall be construed as giving 3DP the right to use ThermoFluor Screening Technology in the Hepatitis C Virus field during the Restriction Period.

3.8 The maximum aggregate amount of all royalty payments made under Section 3.7, on a cumulative basis including all such 3DP Internal Programs, shall not exceed five million United States dollars ($5,000,000).

3.9 In the event that 3DP uses ThermoFluor Screening Technology, in a 3DP Internal Program that leads to the designation, during the Restriction Period, of a Development Compound that leads to a drug in Infection, and 3DP subsequently licenses or sells the rights to such drug to a third party, 3DP shall pay to Scriptgen [**] in the case of anti-infectives (excluding anti-virals), or [**] in the case of anti-virals, of the up-front cash payments or sales price received by 3DP from such transaction. The maximum amount of all such payments in aggregate shall not exceed two million United States dollars ($2,000,000). Notwithstanding the foregoing, if any such up-front payments are in the form of an investment in equity securities of 3DP, the amount of such investment, calculated on a per share basis, that is in excess of [**] of the amount per share paid in the last 3DP equity financing (or, if 3DP is public, [**] of the closing price immediately prior to the transaction) shall be deemed to be an "up-front payment" for purposes of this calculation.

3.10 There shall be no limitations on sales, licenses (including the right to grant sublicenses limited to use of the ThermoFluor Screening Technology instruments), or leases of ThermoFluor Screening Technology instruments, except that during the Restriction Period, in the therapeutic field of Infection, 3DP may only sell, license (including the right to grant sublicenses limited to use of ThermoFluor Screening Technology instruments), or lease ThermoFluor Screening Technology instruments as part of the permitted ThermoFluor Deal in Infection specified in Section 3.3 above.

3.11 The license of Section 3.1 shall not be deemed to grant a license, directly, or by implication or otherwise, under any know-how, copyright, trademark, or other intellectual property right.


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

4.   THE RESTRICTION PERIOD

4.1  The restrictions of Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10 on
     the perpetual, nonexclusive, worldwide, fully-paid license granted by Scriptgen in Section 3.1 above, shall terminate on the earlier of:

     (a)  The end of the Restriction Period; or

     (b) Any finding of invalidity or unenforceability of claims 1 and 17 of the 277 patent and claims 1, 3, 5, 20, 23 and 26 of the 582 patent by the USPTO or by a court of competent jurisdiction from either of which an appeal can no longer be taken.

5.  LICENSE GRANT BY 3DP TO SCRIPTGEN

5.1 (a) In settlement of the Action, 3DP hereby grants to Scriptgen beginning on the Effective Date a perpetual, non-exclusive, worldwide, fully paid license, under any Method Claims found in: (a) U.S. Patent No. 6,020,141; (b) any U.S. patents issuing from allowed U.S. Patent Application Serial No. 08/853,459; (c) any patents issuing from any and all continuing applications, divisional applications, continuation-in-part applications of said `141 patent, said `459 application and/or the application on which said `141 patent was granted, and any reissues, extensions, renewals and reexaminations of such patents or patent applications; and/or (d) any foreign counterparts of the patents in (a), (b) and (c). The license granted to Scriptgen herein shall include the right to sublicense solely in
                                                                    ------
          the field of Infection. In addition, 3DP agrees not to file any future patent infringement actions against Scriptgen for Scriptgen's use of Atlas Technology that is consistent with the terms of this Agreement.

     (b) During the first three years after the Effective Date, screening collaborations conducted by Scriptgen on behalf of third parties outside the field of Infection shall be conducted on-site at a Scriptgen facility only and shall not exceed ten (10) such screening collaborations; provided however that this limitation shall expire at the end of the three-year period.

5.2 The license of Section 5.1 shall not be deemed to grant a license, directly or by implication or otherwise, under any know-how, copyright, trademark, or any other intellectual property right.

5.3 Scriptgen shall not have the right to assign the license granted herein except as part of the sale of its Atlas Technology or business, the sale of substantially all the capital stock or assets of the corporation, or the merger or consolidation of the corporation.

6.  ROYALTY PAYMENTS, RECORDS AND INSPECTION

6.1 All payments based upon Net Revenues payable hereunder ("Royalty" or "Royalties") which have accrued in any Calendar Quarter shall be made within forty-five (45) days after the end of such Calendar Quarter.

6.2 Each party shall keep accurate records and books of account in sufficient detail to enable all Royalty payments to be determined. A written report shall accompany each Royalty payment setting forth in reasonable detail, for the applicable Calendar Quarter, the total Royalties that are to be paid to a party hereunder and the other party's calculation thereof.

6.3 Upon ten (10) days' prior written notice to a party and during normal business hours, but not more frequently than annually, an independent auditor of nationally recognized standing agreed to by both parties and paid for by the other party may inspect such books and records of such party for the one-year period immediately preceding the date of inspection to verify the correctness of the reports given to the other party under this Section 6. If a material discrepancy is found in such books and records, the right of inspection shall extend to books and records for periods prior to such one-year period. Each party shall pay any deficiency, plus interest thereon from the date each payment was due, calculated at the prime rate of Citibank of New York, within thirty (30) days of the date of any notice of such discrepancy. If the deficiency for any year is greater than ten percent (10%), the reasonable costs of the audit shall be paid by such party. All information learned in the course of any examination of each party's books and records hereunder, except when it is necessary to reveal such information in order to enforce any rights under this Agreement in court, or similar dispute resolution or enforcement proceeding or action, shall be treated as confidential information.

7.   PRESS RELEASES AND CONFIDENTIALITY

7.1 Upon executing this Agreement, the parties shall issue a joint press release as appearing in Exhibit B.

7.2  Upon entering the permitted ThermoFluor Deal in Infection specified in
     Section 3.3 above, 3DP shall issue a press release which identifies Scriptgen as part (i.e., a contributing licensor) of the collaboration agreement and states that Scriptgen maintains exclusivity under its intellectual property rights regarding future Infection collaborations.

7.3 The parties agree that except as provided in Sections 7.1 and 7.2 above, the terms and provisions contained herein shall be confidential. It shall not be a breach of this Agreement, however, for any party to: (a) disclose this Agreement to its outside counsel, or the financial effect hereof to its own accountants, auditors, creditors, investors, potential investors, merger partners or potential merger partners, provided that such recipients are directed to keep the terms confidential; or (b) make any disclosure necessary to comply with the financial, public disclosure or other reporting requirements under any applicable laws.

8.  NOTICES

8.1 Under this Agreement, all required notices or communications shall be in writing and deemed effective upon receipt if sent by first class mail (postage prepaid), courier, or facsimile, and addressed as follows:

     For Scriptgen:      Mark T. Weedon
                         President & CEO
                         Scriptgen Pharmaceuticals, Inc.
                         610 Lincoln Street
                         Waltham, MA 02451
                         Telephone: (781) 768-3400
                         Facsimile: (781) 768-5628

     For 3DP:            David C. U'Prichard, Ph.D.
                         Chief Executive Officer
                         3-Dimensional Pharmaceuticals, Inc.
                         Eagleview Corporate Center
                         665 Stockton Drive, Suite 104
                         Exton, Pa 19341
                         Telephone: (610) 458-8959
                         Facsimile: (610) 458-8258

8.2 The address of either party may be changed by notice duly given to the other party.

9.   GENERAL PROVISIONS

9.1 This Agreement is executed voluntarily and without any duress or undue influence on the parties or their officers, employees, agents, or attorneys. Neither party is relying on any inducements, promises, or representations not contained herein made by the other party or any of its officers, employees, agents, or attorneys.

9.2 If any legal action or other proceeding is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

9.3 Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, and shall not in any manner affect the remaining provisions hereof in such jurisdiction or render any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

9.4 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, United States of America, without regard to the conflict of laws principles thereof.

9.5 The headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. This Agreement contains the entire agreement between the parties as to the subject matter hereof. This Agreement may not be modified or amended except by a written amendment signed by an officer of each party.

9.6 Subject to Sections 3.2 and 5.3, this Agreement shall inure to the benefit of and be binding on any and all successors in interest to the parties hereto.

9.7 It shall not be a breach of this Agreement for either party to fail to perform its obligations under this Agreement on account of any act of God or other cause beyond the control of the affected party, subject to such party performing such obligation as soon as possible thereafter.

9.8 A breach of any provision of this Agreement may only be waived in writing and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach.

9.9 Each party represents and warrants that it has the full and unencumbered right, power and authority to enter into this Agreement, to grant the license rights granted hereunder, and otherwise to carry out its obligations thereunder.

9.10 In making and performing this Agreement, the parties hereto are acting and shall act as independent contractors. Neither party is, nor will be deemed to be, an agent, legal representative, joint venturer or partner of the other party for any purpose. Neither party will be entitled to bind the other party without prior written approval, and each party shall bear its own expenses and costs in connection with performing its obligations under this Agreement.

9.11 This Agreement may be executed originally or by facsimile signature in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, provided however, that this Agreement shall not be binding upon either of the parties until such time it is actually executed by duly authorized officers of both parties.

IN WITNESS WHEREOF, the parties hereto have caused duplicate originals of this Settlement Agreement to be executed by their duly authorized officers on the date(s) set forth below:

Scriptgen Pharmaceuticals, Inc.              3-Dimensional Pharmaceuticals, Inc.



By: /s/ Mark T. Weedon                       By: /s/ David C. U'Prichard
    --------------------------------             -------------------------------
Printed Name: Mark T. Weedon
Title: President & Chief Executive Officer   Printed Name:  David C. U'Prichard
Date: March 7, 2000                          Title:  Chief Executive Officer

                                                                       Exhibit A
                                                                       ---------


                      IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE

SCRIPTGEN PHARMACEUTICALS, INC.,              :

               Plaintiff,                     :

     v.                                       :       C.A. No. 98-583 (GMS)

3-DIMENSIONAL PHARMACEUTICALS, INC.,          :

                                              :

               Defendant.                     :


                         STIPULATED ORDER OF DISMISSAL
                         -----------------------------

     Pursuant to Fed. R.Civ.P. 41(a)(1), it is hereby stipulated by the parties, subject to the approval of the Court, that this action, including all claims and counterclaims, is dismissed, with each party to bear its own costs.


                                    POTTER ANDERSON & CORROON LLP



                                    -------------------------------
                                    Richard L. Horwitz (#2246)
                                    Joanne Ceballos (#2854)
                                    Hercules Plaza
                                    P.O. Box 951
                                    Wilmington, Delaware 19899-0951
                                    (302) 984-6000

                                    Attorneys for Plaintiff
                                    Scriptgen Pharmaceuticals, Inc.

                                    MORRIS, NICHOLS, ARSHT &
                                    TUNNELL



                                    -------------------------------
                                    Jack B. Blumenfeld (#1014)
                                    Julia Heaney (#3052)
                                    1201 N. Market Street
                                    P.O. Box 1347
                                    Wilmington, DE 19899-1347
                                    (302) 658-9200

                                    Attorneys for Defendant
                                    3-Dimensional Pharmaceuticals, Inc.

SO ORDERED this _ day of

__________________, 2000


_____________________________
United States District Judge

                                                         Exhibit B
                                                         ---------
Contacts:

For Scriptgen:
  Mark T. Weedon                                  Gretchen L.P. Schwaltzer
  Chief Executive Officer                         Feinstein Kean Healthcare
  (781) 768-3400                                  (617) 577-8110

For 3-Dimensional Pharmaceuticals, Inc.
  Michael J. Wassil                               Jerry Parrott
  Chief Financial Officer                         Jerry Parrott & Associates
   (610) 458-6073                                 (212) 472-1244

For Immediate Release
---------------------

                    Scriptgen and 3DP Settle Patent Dispute

        Companies Cross-License High Throughout Screening - Technologies
                           To Advance Drug Discovery

Waltham, Massachusetts, and Exton, Pennsylvania, January XX, 2000 - Scriptgen Pharmaceuticals, Inc. and 3-Dimensional Pharmaceuticals, Inc. (3DP) announced today a mutually beneficial settlement of their dispute over Intellectual property. 3DP has agreed to purchase a limited, non-exclusive worldwide license to current and pending patents relating to Scriptgen's ATLAS(R) (Any Target Ligand Affinity Screen) assay technology - a system for identifying compounds that are drug candidates. 3DP will grant Scriptgen a limited, non-exclusive worldwide license to pending patents relating to 3DP's ThermoFluor(R) assay technology. Under the agreement, both companies can utilize their respective assay technologies for the identification of novel drugs in a broad range of therapeutic areas, however, Scriptgen does maintain a preferential position in the area of anti-infectives. Financial terms were not disclosed.

Scriptgen Pharmaceuticals, Inc. (http://www.scriptgen.com) is a leader in the discovery of drugs to control the expression of genes. Current programs in the anti-infective area have identified multiple new drug targets and lead compounds effective against drug-resistant bacterial, fungal and viral pathogens. Scriptgen's products include GATH, a family of high-throughput target. Identification and validation technologies and ATLAS and SCAN, high-throughput screening technologies for proteins and RNA targets, respectively.

3-Dimensional Pharmaceuticals, Inc. is a drug discovery company using DiscoverWorks(TM), a proprietary technology platform, to reduce the costs and improve the quality of drugs entering clinical trials. DiscoverWorks(TM) uniquely integrates high-throughput screening, combinatorial chemistry and structure-based drug design for efficient drug discovery using targets from genome sequencing. 3DP uses DiscoverWorks(TM) in its own drug discovery programs and to provide discovery services to pharmaceutical and agrochemical partners. The company's internal research programs are focused on the discovery of orally active small-molecule pharmaceuticals for the treatment of cardiovascular disease and cancer. (http://www.3dp.com).